UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Two North Riverside Plaza, Suite 2000, Chicago, Illinois 60606

Equity Commonwealth Reports Third Quarter 2024 Results
Chicago – October 23, 2024 - Equity Commonwealth (NYSE: EQC) today reported financial results for the quarter ended September 30, 2024.

Financial results for the quarter ended September 30, 2024
Net loss attributable to common shareholders was $28.2 million, or $0.26 per diluted share, for the quarter ended September 30, 2024. This compares to net income attributable to common shareholders of $24.1 million, or $0.22 per diluted share, for the quarter ended September 30, 2023. The decrease in net income was primarily due to a $50.2 million loss on asset impairment.

Funds from Operations, or FFO, as defined by the National Association of Real Estate Investment Trusts, for the quarter ended September 30, 2024, were $26.2 million, or $0.24 per diluted share. This compares to FFO for the quarter ended September 30, 2023 of $28.7 million, or $0.26 per diluted share. The following items impacted FFO for the quarter ended September 30, 2024, compared to the corresponding 2023 period:
•$(0.02) per diluted share increase in general and administrative expenses, including $1.2 million of wind down costs incurred during the quarter;
•$(0.01) per diluted share decrease in same property NOI; and
•$0.01 per diluted share increase in interest and other income, net.

Normalized FFO was $27.4 million, or $0.25 per diluted share, for the quarter ended September 30, 2024. This compares to Normalized FFO for the quarter ended September 30, 2023 of $28.6 million, or $0.26 per diluted share. The following items impacted Normalized FFO for the quarter ended September 30, 2024, compared to the corresponding 2023 period:
•$(0.01) per diluted share decrease in same property NOI;
•$(0.01) per diluted share increase in general and administrative expenses; and
•$0.01 per diluted share increase in interest and other income, net.

Normalized FFO begins with FFO and eliminates certain items that, by their nature, are not comparable from period to period, non-cash items, and items that obscure the company’s operating performance. Definitions of FFO, Normalized FFO and reconciliations to net income, determined in accordance with U.S. generally accepted accounting principles, or GAAP, are included at the end of this press release.

Our two Austin properties and 1250 H Street are classified as held for sale as of September 30, 2024. We recognized a $50.2 million loss on asset impairment related to these properties. The impairment charge reflects our estimated market value of the properties less costs to sell. Of the $50.2 million loss on asset impairment, $33.9 million was charged against the net book value of the real estate and $16.3 million was charged against non-real estate assets to be transferred to a buyer or written off upon sale.

As of September 30, 2024, the company’s cash and cash equivalents balance was $2.2 billion.

Same property results for the quarter ended September 30, 2024
The company’s same property portfolio at the end of the quarter consisted of 4 properties totaling 1.5 million square feet. Operating results were as follows:
•The same property portfolio was 69.7% leased as of September 30, 2024, compared to 71.4% as of June 30, 2024, and 80.8% as of September 30, 2023.

•The same property portfolio commenced occupancy was 69.4% as of September 30, 2024, compared to 70.7% as of June 30, 2024, and 79.9% as of September 30, 2023.
•Same property NOI decreased 16.0% when compared to the same period in 2023, primarily due to a decrease in average commenced occupancy.
•Same property cash NOI decreased 15.4% when compared to the same period in 2023, primarily due to a decrease in average commenced occupancy.
•The company did not enter into any leases during the quarter.

The definitions and reconciliations of same property NOI and same property cash NOI to net income, determined in accordance with GAAP, are included at the end of this press release. The same property portfolio at the end of the quarter included properties continuously owned from July 1, 2023 through September 30, 2024.

Disposition Update
The sale of our two Austin properties, Bridgepoint Square and 206 East 9th Street, and 1250 H Street in Washington, D.C. are under contract with non-refundable earnest money deposits. These sales, which do not require shareholder approval of the Company’s Plan of Sale, are anticipated to begin closing in early November 2024, subject in each case to contractual extensions and other closing conditions. Current pricing for these sales is consistent with the assumptions underlying the estimated aggregate shareholder distribution range of $19.50 to $21.00 per share disclosed in our definitive proxy statement (the “Definitive Proxy”) filed on October 2, 2024 in connection with the special meeting of shareholders scheduled for November 12, 2024, where the Company intends to seek shareholder approval of its Plan of Sale. The closing of these sales is not expected to impact the estimated range or timing of the initial cash distribution to our common shareholders as disclosed in the Definitive Proxy, which we estimated to be $18.00 to $19.00 per share and paid within thirty days following shareholder approval of the Plan of Sale after payment of the liquidation preference to the holders of our Series D Preferred Shares. The marketing of our property located at 1225 Seventeenth Street in Denver, CO commenced in September 2024. Any closing on the sale of the Denver property will occur after shareholder approval of the Plan of Sale.

While we are focused on executing on the sale of our assets, the market conditions for selling office assets are uniquely challenging at this time. As a result, we may not be able to complete sales in a timely manner, if at all, any such dispositions could be completed for less than estimated, and our liquidating distributions could be delayed or reduced as a result.

We will provide updates with respect to the dispositions of our four remaining properties if and to the extent that any sales close.

Earnings conference call & supplemental operating and financial information
Equity Commonwealth will host a conference call to discuss third quarter results on Wednesday, October 24, 2024, at 9:00 A.M. CT. The conference call will be available via live audio webcast on the Investor Relations section of the company’s website (www.eqcre.com). A replay of the audio webcast will also be available following the call.

A copy of EQC’s Third Quarter 2024 Supplemental Operating and Financial Information is available in the Investor Relations section of EQC’s website at www.eqcre.com.

About Equity Commonwealth
Equity Commonwealth is a Chicago based, internally managed and self-advised real estate investment trust (REIT) with commercial office properties in the United States. EQC’s portfolio is comprised of four properties totaling 1.5 million square feet.

Regulation FD Disclosures
We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, SEC filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material. We encourage investors and others interested in the company to monitor these distribution channels for material disclosures.

Forward-Looking Statements
Some of the statements contained in this press release constitute forward-looking statements within the meaning of the federal securities laws. Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. You can identify forward-looking statements by the use of forward-looking terminology, including but not limited to, “may,” “will,” “should,” “could,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from those expressed in any forward-looking statement. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause our future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K, subsequent quarterly reports on Form 10-Q and in our Definitive Proxy Statement on Schedule 14A filed on October 2, 2024.

Contact:
Bill Griffiths
(312) 646-2801
ir@eqcre.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except share data)

	September 30, 2024	December 31, 2023
ASSETS
Real estate properties:
Land	$22,400	$44,060
Buildings and improvements	158,152	367,827
	180,552	411,887
Accumulated depreciation	(69,254)	(180,535)
	111,298	231,352
Assets held for sale	86,803	—
Cash and cash equivalents	2,225,150	2,160,535
Rents receivable	8,046	15,737
Other assets, net	9,833	17,417
Total assets	$2,441,130	$2,425,041

LIABILITIES AND EQUITY
Liabilities related to properties held for sale	$6,200	$—
Accounts payable, accrued expenses and other	17,621	27,298
Rent collected in advance	1,324	1,990
Distributions payable	2,803	5,640
Total liabilities	$27,948	$34,928

Shareholders’ equity:
Preferred shares of beneficial interest, $0.01 par value: 50,000,000 shares authorized;
Series D preferred shares; 6.50% cumulative convertible; 4,915,196 shares issued and outstanding, aggregate liquidation preference of $122,880	$119,263	$119,263
Common shares of beneficial interest, $0.01 par value: 350,000,000 shares authorized; 107,327,691 and 106,847,438 shares issued and outstanding, respectively	1,073	1,068
Additional paid in capital	3,942,389	3,935,873
Cumulative net income	3,950,345	3,926,979
Cumulative common distributions	(4,863,688)	(4,864,440)
Cumulative preferred distributions	(739,667)	(733,676)
Total shareholders’ equity	2,409,715	2,385,067
Noncontrolling interest	3,467	5,046
Total equity	$2,413,182	$2,390,113
Total liabilities and equity	$2,441,130	$2,425,041

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Revenues:
Rental revenue	$12,782	$13,928	$39,491	$41,512
Other revenue (1)	1,206	1,284	3,796	3,866
Total revenues	$13,988	$15,212	$43,287	$45,378

Expenses:
Operating expenses	$6,863	$6,722	$20,118	$20,920
Depreciation and amortization	4,214	4,436	12,753	13,260
General and administrative	8,886	7,061	25,565	29,470
Loss on asset impairment	50,226	—	50,226	—
Total expenses	$70,189	$18,219	$108,662	$63,650

Interest and other income, net	29,996	29,269	89,278	84,997
(Loss) income before income taxes	(26,205)	26,262	23,903	66,725
Income tax expense	(22)	(30)	(486)	(1,906)
Net (loss) income	$(26,227)	$26,232	$23,417	$64,819
Net loss (income) attributable to noncontrolling interest	38	(86)	(51)	(204)
Net (loss) income attributable to Equity Commonwealth	$(26,189)	$26,146	$23,366	$64,615
Preferred distributions	(1,997)	(1,997)	(5,991)	(5,991)
Net (loss) income attributable to Equity Commonwealth common shareholders	$(28,186)	$24,149	$17,375	$58,624

Weighted average common shares outstanding — basic (2)	107,456	108,931	107,363	109,494
Weighted average common shares outstanding — diluted (2)(3)	107,456	110,217	108,391	110,916

Earnings per common share attributable to Equity Commonwealth common shareholders:
Basic	$(0.26)	$0.22	$0.16	$0.54
Diluted	$(0.26)	$0.22	$0.16	$0.53

(1)	Other revenue is primarily comprised of parking revenue that does not represent a component of a lease.
(2)	Weighted average common shares outstanding for the three months ended September 30, 2024 and 2023 includes 128 and 131 unvested, earned RSUs, respectively. Weighted average common shares outstanding for the nine months ended September 30, 2024 and 2023 includes 129 and 125 unvested, earned RSUs, respectively.
(3)
As of September 30, 2024, we had 4,915 series D preferred shares outstanding. The series D preferred shares were convertible into 4,032 common shares as of September 30, 2024 and 2023. The series D preferred shares are anti-dilutive for GAAP EPS for all periods presented.

CALCULATION OF FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FFO
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Calculation of FFO
Net (loss) income	$(26,227)	$26,232	$23,417	$64,819
Real estate depreciation and amortization	4,202	4,429	12,717	13,231
Loss on asset impairment (1)	50,226	—	50,226	—
FFO attributable to Equity Commonwealth	28,201	30,661	86,360	78,050
Preferred distributions	(1,997)	(1,997)	(5,991)	(5,991)
FFO attributable to EQC common shareholders and unitholders	$26,204	$28,664	$80,369	$72,059

Calculation of Normalized FFO
FFO attributable to EQC common shareholders and unitholders	$26,204	$28,664	$80,369	$72,059
Straight-line rent adjustments	(77)	(107)	(559)	445
Wind down costs	1,246	—	1,246	—
Former chairman accelerated compensation expense	—	—	—	5,957
Normalized FFO attributable to EQC common shareholders and unitholders	$27,373	$28,557	$81,056	$78,461

Weighted average common shares and units outstanding — basic (2)	107,610	109,292	107,543	109,842
Weighted average common shares and units outstanding — diluted (2)	108,351	110,578	108,571	111,264

FFO attributable to EQC common shareholders and unitholders per share and unit — basic	$0.24	$0.26	$0.75	$0.66
FFO attributable to EQC common shareholders and unitholders per share and unit — diluted	$0.24	$0.26	$0.74	$0.65
Normalized FFO attributable to EQC common shareholders and unitholders per share and unit — basic	$0.25	$0.26	$0.75	$0.71
Normalized FFO attributable to EQC common shareholders and unitholders per share and unit — diluted	$0.25	$0.26	$0.75	$0.71

(1)	Includes $16.3 million of loss on asset impairment related to non-real estate assets which will be written off or transferred to a buyer upon sale.
(2)
Our calculations of FFO and Normalized FFO attributable to EQC common shareholders and unitholders per share and unit - basic for the three months ended September 30, 2024 and 2023 include 154 and 361 LTIP/Operating Partnership Units, respectively, that are excluded from the calculation of basic earnings per common share attributable to EQC common shareholders (only). Our calculations of FFO and Normalized FFO attributable to EQC common shareholders and unitholders per share and unit - basic for the nine months ended September 30, 2024 and 2023 include 180 and 348 LTIP/Operating Partnership Units, respectively, that are excluded from the calculation of basic earnings per common share attributable to EQC common shareholders (only).

We compute FFO in accordance with standards established by Nareit. Nareit defines FFO as net income (loss), calculated in accordance with GAAP, excluding real estate depreciation and amortization, gains (or losses) from sales of depreciable property, impairment of depreciable real estate and our portion of these items related to equity investees and noncontrolling interests.  Our calculation of Normalized FFO differs from Nareit’s definition of FFO because we exclude certain items that we view as nonrecurring or impacting comparability from period to period.  FFO and Normalized FFO are supplemental non-GAAP financial measures. We consider FFO and Normalized FFO to be appropriate measures of operating performance for a REIT, along with net income (loss), net income (loss) attributable to EQC common shareholders and cash flow from operating activities.

We believe that FFO and Normalized FFO provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation expense, FFO and Normalized FFO may facilitate a comparison of our operating performance between periods and with other REITs.  FFO and Normalized FFO do not represent cash generated by operating activities in accordance with GAAP and should not be considered as alternatives to net income (loss), net income (loss) attributable to EQC common shareholders or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs.  These measures should be considered in conjunction with net income (loss), net income (loss) attributable to EQC common shareholders and cash flow from operating activities as presented in our condensed consolidated statements of operations and condensed consolidated statements of cash flows.  Other REITs and real estate companies may calculate FFO and Normalized FFO differently than we do.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(Unaudited, amounts in thousands)

	For the Three Months Ended
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Calculation of Same Property NOI and Same Property Cash Basis NOI:
Rental revenue	$12,782	$12,816	$13,893	$13,824	$13,928
Other revenue (1)	1,206	1,293	1,297	1,322	1,284
Operating expenses	(6,863)	(6,721)	(6,534)	(6,542)	(6,722)
NOI	$7,125	$7,388	$8,656	$8,604	$8,490
Straight-line rent adjustments	(77)	(259)	(223)	(538)	(107)
Lease termination fees	(106)	(69)	(616)	(630)	(173)
Cash Basis NOI	$6,942	$7,060	$7,817	$7,436	$8,210
Cash Basis NOI from non-same properties (2)	—	3	16	7	(5)
Same Property Cash Basis NOI	$6,942	$7,063	$7,833	$7,443	$8,205
Non-cash rental income and lease termination fees from same properties	183	328	839	1,168	280
Same Property NOI	$7,125	$7,391	$8,672	$8,611	$8,485

Reconciliation of Same Property NOI to GAAP Net (Loss) Income:
Same Property NOI	$7,125	$7,391	$8,672	$8,611	$8,485
Non-cash rental income and lease termination fees from same properties	(183)	(328)	(839)	(1,168)	(280)
Same Property Cash Basis NOI	$6,942	$7,063	$7,833	$7,443	$8,205
Cash Basis NOI from non-same properties (2)	—	(3)	(16)	(7)	5
Cash Basis NOI	$6,942	$7,060	$7,817	$7,436	$8,210
Straight-line rent adjustments	77	259	223	538	107
Lease termination fees	106	69	616	630	173
NOI	$7,125	$7,388	$8,656	$8,604	$8,490
Depreciation and amortization	(4,214)	(4,182)	(4,357)	(4,184)	(4,436)
General and administrative	(8,886)	(8,356)	(8,323)	(7,504)	(7,061)
Loss on asset impairment	(50,226)	—	—	—	—
Interest and other income, net	29,996	29,770	29,512	29,670	29,269
(Loss) income before income taxes	$(26,205)	$24,620	$25,488	$26,586	$26,262
Income tax (expense) benefit	(22)	(434)	(30)	40	(30)
Net (loss) income	$(26,227)	$24,186	$25,458	$26,626	$26,232

(1)	Other revenue is primarily comprised of parking revenue that does not represent a component of a lease.
(2)	Cash Basis NOI from non-same properties for all periods presented includes the operations of disposed properties.

CALCULATION OF SAME PROPERTY NET OPERATING INCOME (NOI) AND SAME PROPERTY CASH BASIS NOI
(Unaudited, amounts in thousands)

	For the Nine Months Ended September 30,
	2024	2023
Calculation of Same Property NOI and Same Property Cash Basis NOI:
Rental revenue	$39,491	$41,512
Other revenue (1)	3,796	3,866
Operating expenses	(20,118)	(20,920)
NOI	$23,169	$24,458
Straight-line rent adjustments	(559)	445
Lease termination fees	(791)	(383)
Cash Basis NOI	$21,819	$24,520
Cash Basis NOI from non-same properties (2)	19	(13)
Same Property Cash Basis NOI	$21,838	$24,507
Non-cash rental income and lease termination fees from same properties	1,350	(62)
Same Property NOI	$23,188	$24,445

Reconciliation of Same Property NOI to GAAP Net Income:
Same Property NOI	$23,188	$24,445
Non-cash rental income and lease termination fees from same properties	(1,350)	62
Same Property Cash Basis NOI	$21,838	$24,507
Cash Basis NOI from non-same properties (2)	(19)	13
Cash Basis NOI	$21,819	$24,520
Straight-line rent adjustments	559	(445)
Lease termination fees	791	383
NOI	$23,169	$24,458
Depreciation and amortization	(12,753)	(13,260)
General and administrative	(25,565)	(29,470)
Loss on asset impairment	(50,226)	—
Interest and other income, net	89,278	84,997
Income before income taxes	$23,903	$66,725
Income tax expense	(486)	(1,906)
Net income	$23,417	$64,819

(1)	Other revenue is primarily comprised of parking revenue that does not represent a component of a lease.
(2)	Cash Basis NOI from non-same properties for all periods presented includes the operations of disposed properties.

NOI is income from our real estate including lease termination fees received from tenants less our property operating expenses. NOI excludes amortization of capitalized tenant improvement costs and leasing commissions and corporate level expenses. Cash Basis NOI is NOI excluding the effects of straight-line rent adjustments, lease value amortization and lease termination fees. The quarter-to-date same property versions of these measures include the results of properties continuously owned from July 1, 2023 through September 30, 2024. The year-to-date same property versions of these measures include the results of properties continuously owned from January 1, 2023 through September 30, 2024.

We consider these supplemental non-GAAP financial measures to be appropriate supplemental measures to net income (loss) because they may help to understand the operations of our properties. We use these measures internally to evaluate property level performance, and we believe that they provide useful information to investors regarding our results of operations because they reflect only those income and expense items that are incurred at the property level and may facilitate comparisons of our operating performance between periods and with other REITs. Cash Basis NOI is among the factors considered with respect to acquisition, disposition and financing decisions. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered as an alternative to net income (loss), net income (loss) attributable to Equity Commonwealth common shareholders or cash flow from operating activities, determined in accordance with GAAP, or as indicators of our financial performance or liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of our needs. These measures should be considered in conjunction with net income (loss), net income (loss) attributable to EQC common shareholders and cash flow from operating activities as presented in our condensed consolidated statements of operations and condensed consolidated statements of cash flows. Other REITs and real estate companies may calculate these measures differently than we do.